Exhibit 10.14

Advisory Services Agreement

AGREEMENT made this 8 day of March, 2013, (“Effective Date”) between Andrew Pecora, M.D. (“Pecora”) and TetraLogic Pharmaceuticals Corporation (“TL”).

WHEREAS, TL desires to obtain the services of Pecora to act as Chairman of the Board of Directors (“Board”) of TL; and

WHEREAS, Pecora is willing to provide such services as an independent contractor and not as an employee of TL.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Services. Pecora shall serve as Chairman of the Board of TL and in such capacity shall be responsible for managing the activities of TL’s Board of Directors in carrying out its fiduciary responsibilities to shareholders with respect to overseeing the development and execution of TLs business and financing strategies, related plans and policies and compliance with material financial, medical and other relevant regulations. Such responsibilities shall include without limitation: ensuring that the Board is comprised of members with appropriate expertise and experience to successfully execute its responsibilities to shareholders; scheduling and conducting meetings of the Board; overseeing establishment of Board committees including development and compliance of their guidelines/charters defining the responsibilities and authorities of such committees, and such other activities as mutually agreed with the Board. Pecora agrees to devote his best efforts to advance the interests of the TL and to discharge adequately his duties and perform the services hereunder.

2.                                 Term. The term of this Agreement shall commence on the Effective Date and continue until terminated by either Pecora or the Board for any reason or for no reason and at any time upon thirty (30) days prior written notice to the other party.

3.                                 Compensation. Within thirty (30) days after the Effective Date, Pecora will receive an option to acquire 400,000 shares of TL common stock, which shall have a vesting commencement date of March 1, 2012 and shall vest in equal monthly increments over a period 48 months from the vesting commencement date. Such grant shall be made at the fair market value price per share as determined in good faith by the Board and be subject in all respects to the terms of the Company’s 2004 Equity Incentive Plan. Pecora’s options shall become fully vested upon a change in control of TL. For purposes of this Agreement, a “change in control of TL” shall mean a change in control of the Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assuming the Employer were at that time subject to Regulation 14A of the Exchange Act, whether or not such assumption is correct; provided, that such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Employer representing 50% or more of the combined voting power of the Employer’s then outstanding securities; provided, however, that beneficial holders of the Employer’s securities on the effective date of this Agreement shall not be deemed a “beneficial owner” for purposes of this Section 3; or (ii) TL sells all or substantially all of its assets. In addition to the foregoing compensation, TL shall reimburse Pecora for all pre-approved out-of-pocket direct expenses incurred in providing services under this Agreement.

4.                                 Confidentiality. Pecora shall have access to and reasonable use of clients and/or TL’s offices, support personnel, marketing and advertising information, plans and proposals relating to such books and records of TL as Pecora and TL shall mutually agree.

A)                                   The parties understand and agree that Pecora’s engagement creates a relationship of confidence and trust between Pecora and TL with respect to any information possessed by TL which TL desires to or is obligated to keep in confidence or which has commercial value in business areas in which TL may be engaged (“Proprietary Information”). The parties understand that such Proprietary Information includes, without limitation: scientific discoveries, concepts, designs, formulas, processes, techniques, test data, product plans, strategies, business and financial information. At all times during Pecora’s engagement and thereafter, Pecora will not use or disclose any Proprietary Information disclosed to him by TL without the prior written consent of TL.

B)                                   Pecora will promptly disclose to TL (as “Inventions”) all scientific discoveries, concepts, designs formulas, processes, techniques, test data, improvements and inventions, whether or not patentable, which Pecora may make, conceive, learn or reduce to practice, either alone or jointly with others, discovered in the course of the activities of Pecora under this Agreement, and which are related to or useful in TL’s business areas, and which result from tasks Pecora is assigned by Board or from use of TL’s Proprietary Information or facilities.

C)                                   Pecora agrees that all Proprietary Information of TL, all Inventions and all patent and other rights related thereto are the sole property of

TL, and hereby assigns to TL any rights it may have or acquire in such Proprietary Information and Inventions. Pecora further agrees to assist TL (at TL’s expense) in every proper way (including execution of patent applications and other documents) to obtain and enforce patents on any such Inventions. Pecora agrees that his obligation to assist TL in obtaining and enforcing patents will continue beyond the termination of this Agreement, but TL will compensate Pecora at reasonable rates for the assistance actually provided at TL’s request after such termination. Pecora hereby irrevocably appoints TL and its duly authorized officers and agents as Pecora’s agents and attorneys-in-fact to execute and file all documents and perform all other lawful acts related to the foregoing.

D)                              Pecora agrees that all documents, equipment and other physical property furnished to or produced by him in connection with his work pursuant to this Agreement are the sole property of TL, and he will promptly deliver all such property to TL at its request and (whether or not TL so requests) upon the termination of this Agreement.

E)                               Pecora agrees that all work products, including information, designs, data, prototypes and intellectual property rights, done by him pursuant to this Agreement shall belong exclusively to TL. Pecora represents, warrants, and covenants that all work to be done by him for TL is not in conflict with any duties or obligations of Pecora to any other third party, whether arising out of Pecora’s employment by or provision of services to such third party or otherwise.

5.                                 Non-Solicitation of TL Employees. During the term of this Agreement, and for a period of one (1) year thereafter, Pecora shall not, directly or indirectly, without the written permission of TL solicit or induce any TL Employee to terminate or modify his/her relationship with TL.

6.                                 Termination. Either party may terminate this Agreement immediately upon written notice to the other party upon the material breach by the other party of any of its obligations under this Agreement.

7.                                 Independent Contractor. The parties acknowledge and agree that Pecora shall provide services hereunder as an independent contractor and not as an employee of TL. Nothing herein shall in any way be construed to constitute Pecora the agent, employee or representative of TL nor shall Pecora have the power to bind TL in any capacity. As an independent contractor, Pecora shall not participate in any employee benefits provided by TL to its employees, including worker’s compensation insurance, disability, pension or other employee plans. Pecora assumes full responsibility and liability for the payment of any taxes due on money received by Pecora hereunder; TL will not make any deductions for taxes.

8.                                 Indemnification. TL will indemnify, defend and hold harmless Pecora, to the fullest extent under TL’s By-Laws, for all defense costs, judgments, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Pecora’s activities under this Agreement, or in any other capacity on behalf of or at the request of TL. Notwithstanding the foregoing, TL may not enter into any settlement, of any kind, of any claim, which requires Pecora to admit liability or responsibility or to have any order or judgment entered against Pecora without Pecora’s consent, which will not unreasonably be withheld or delayed.

9.                                 Notices. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by overnight courier, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S mail, or, in the case of overnight courier, on the next business day.

TL:                                         TetraLogic Pharmaceuticals Corporation

343 Phoenixville Pike

Malvern, PA 19355

Attn: General Counsel

Pecora:

10.                          Complete Agreement. This Agreement supersedes all prior agreements and understandings between the parties, and may not be altered, changed or terminated orally. No alteration, change, termination, or attempted waiver of any of the provisions hereof shall be binding, without the written consent of the parties and such alterations, change, termination, or attempted waiver shall in no way affect the other terms and conditions of the Agreement which in all respects shall remain in full force and effect.

11.                               Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. In the event of any dispute touching or concerning this Agreement, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the Commonwealth of Pennsylvania and the parties agree to comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.

TETRALOGIC PHARMACEUTICALS CORPORATION

BY:	/s/ John M. Gill
John M. Gill

DATE:	3/8/13

ANDREW PECORA, M.D.

/s/ Andrew Pecora, M.D.

EIN OR SS #:

DATE:	3/8/13